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                                                                    EXHIBIT 12.1
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                             LEINER HEALTH PRODUCTS INC.
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (DOLLARS IN THOUSANDS)

                                                                   FISCAL YEARS ENDED MARCH 31,

                                                1994           1995            1996         1997(1)          1998
                                            -------------  -------------  -------------  -------------   ------------
Net income (loss)                             $   3,417      $   3,813      $   1,166      $   7,638       ($17,417)
Extraordinary item                                    -              -              -          2,756          1,109
Income taxes                                      3,573          3,524          4,686          8,028          1,196
Fixed charges                                     8,627         10,863         11,484          9,866         21,306
                                             -----------    -----------    -----------    -----------     ----------
     Earnings                                 $  15,617      $  18,200      $  17,336      $  28,288       $  6,194
                                             -----------    -----------    -----------    -----------     ----------
                                             -----------    -----------    -----------    -----------     ----------

Fixed charges:
Interest expense                              $   7,144      $   9,010      $   9,924      $   8,281       $ 19,494
Interest portion of rent expense                  1,483          1,853          1,560          1,585          1,748
                                             -----------    -----------    -----------    -----------     ----------
     Total fixed charges                      $   8,627      $  10,863      $  11,484      $   9,866       $ 21,242
                                             -----------    -----------    -----------    -----------     ----------
                                             -----------    -----------    -----------    -----------     ----------

Ratio of earnings to fixed charges (2)              1.8            1.7            1.5            2.9             --
                                             -----------    -----------    -----------    -----------     ----------
                                             -----------    -----------    -----------    -----------     ----------

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(1)  On January 30, 1997, the Company purchased Vita Health. The Vita Health acquisition was accounted for under the purchase method of accounting. Consequently, the results of operations of Vita Health were included in the consolidated financial results of the Company for the two months ended March 31, 1997.

(2) In calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees, whether capitalized or expensed, plus one-third of rental expense under operating leases (the portion that has been deemed by the Company to be representative of an interest factor). Earnings were inadequate to cover fixed charges by $15.0 million for the year ended March 31, 1998.


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